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                                        OMB APPROVAL

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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                              (Amendment No.  )


                              Work Recovery, Inc.
                              (Name of Issuer)

                                   Common Stock

---------------------------------------------------------------------------

                    (Title of Class of Securities)

                                   981370307
                              (CUSIP Number)

                         Carolyn S. Reiser, Esq.
                         Shartsis Friese & Ginsburg, LLP
                      One Maritime Plaza, 18th Floor
                         San Francisco, CA 94111
                              (415) 421-6500
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                   February 13, 1997
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                  SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 981370307                                    Page 2 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Kendu Partners Company
     94-2676212
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   575,067
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              575,067
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     575,067
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.9%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 3 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Engmann Options, Inc.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   6,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              6,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.04%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO, BD
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 4 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     MDNH Partners, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   150,155
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              150,155
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     150,155
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN, BD
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 5 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     MDNH Trading, Inc.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   150,155
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              150,155
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     150,155
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO, BD
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 9813703097                                   Page 6 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Douglas J. Engmann
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, WC, AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  173,671
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   731,222
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   173,671
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              731,222
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     904,893
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.1%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 9813703097                                   Page 7 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Michael W. Engmann
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /x /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, WC, AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  6,000
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   731,222
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   6,000
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              731,222
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     737,222
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 981370307*                                   Page 8 of 12 Pages

ITEM 1.   SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Work Recovery, Inc. ("WRI"). The principal executive office of WRI is located at 2341 S. Friebus, Suite 14, Tucson, AZ 85713.


ITEM 2.   IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction
C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

     (a) Engmann Options, Inc., a California corporation ("Options"); Kendu Partners Company, a California general partnership ("Kendu"); MDNH Partners, L.P., a California limited partnership ("MDNH"); MDNH Trading, Inc., a California corporation ("Trading"); Douglas J. Engmann ("DJE"); Michael W. Engmann ("MWE"); and Herbert C. Kurlan ("HCK").

     (b) The business address of Kendu, Options, MDNH, Trading, DJE, MWE and HCK is 220 Bush Street, San Francisco, CA 94104.

     (c) DJE and MWE are the general partners of Kendu, an investment partnership. DJE and MWE are the sole executive officers and directors of Options, a brokerage firm. DJE, MWE and HCK are the sole executive officers and directors of Trading, a brokerage firm that is the general partner of MDNH, a brokerage firm and investment partnership. DJE is also the President and MWE is an officer of Sage Clearing Corporation, 220 Bush Street, San Francisco, CA 94104, a market maker and clearing firm.

     (d) During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f)  DJE, MWE and HCK are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 9 of 12 Pages

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser      Source of Funds                                   Amount

Options        Working Capital                                    $37,500
Kendu          Working Capital                                    $74,759
MDNH           Working Capital                                   $129,143
Trading        Affiliate                                         $129,143
DJE            Personal Funds, Working Capital and Affiliate     $161,747
MWE            Personal Funds, Working Capital and Affiliate      $37,500


ITEM 4.   PURPOSE OF TRANSACTION.

The sole purpose of the acquisitions of the Stock reported herein was and is for investment.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


     Aggregate
     Beneficially
     Owned                    Voting Power             Dispositive Power
Name      Number    Percent   Sole      Shared         Sole      Shared

Kendu     575,067   3.9%            0   575,067              0   575,067
Options     6,000   0.04%           0     6,000              0     6,000
MDNH      150,155   1.0%            0   150,155              0   150,155
Trading   150,155   1.0%            0   150,155              0   150,155
DJE       904,893   6.1%      173,671   731,222        173,671   731,222
MWE       737,222   5.0%        6,000   731,222          6,000   731,222

The persons filing this statement have not effected any transactions in the Stock since December 13, 1996.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 10 of 12 Pages


ITEM. 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

DJE and MWE are the general partners of Kendu, pursuant to a partnership agreement authorizing them to, among other things, invest the funds of Kendu in the Stock, vote and dispose of those securities and file this statement on behalf of Kendu. Trading is the general partner of MDNH, pursuant to a partnership agreement authorizing Trading to, among other things, invest MDNH's funds in the Stock, vote and dispose of those securities and file this statement on behalf of MDNH. Pursuant to that partnership agreement, Trading is entitled to fees based on realized and unrealized gains, if certain conditions are met.

SCHEDULE 13D

CUSIP No. 981370307                                    Page 11 of 12 Pages


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

A. Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G (previously filed).

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    February 13, 1997

ENGMANN OPTIONS, INC.

By:  /s/ Michael W. Engmann                  /s/ Michael W. Engmann
     Michael W. Engmann,                     Michael W. Engmann
     President

KENDU PARTNERS COMPANY

By:  /s/ Douglas J. Engmann                  /s/ Douglas J. Engmann
     Douglas J. Engmann,                     Douglas J. Engmann
     General Partner

MDNH PARTNERS, L.P.

By:  MDNH TRADING, INC.,
     General Partner

          By:  /s/ Douglas J. Engmann
               Douglas J. Engmann,
               President

MDNH TRADING, INC.

By:  /s/ Douglas J. Engmann,
     President

SCHEDULE 13D

CUSIP No. 981370307                                    Page 12 of 12 Pages


                                                            EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Work Recovery, Inc., a Colorado corporation. For that purpose, the undersigned hereby constitute and appoint Engmann Options, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  February 13, 1997.

ENGMANN OPTIONS, INC.

By:  /s/ Michael W. Engmann                  /s/ Michael W. Engmann
     Michael W. Engmann,                     Michael W. Engmann
     President

KENDU PARTNERS COMPANY

By:  /s/ Douglas J. Engmann                  /s/ Douglas J. Engmann
     Douglas J. Engmann,                     Douglas J. Engmann
     General Partner

MDNH PARTNERS, L.P.

By:  MDNH TRADING, INC.,
     General Partner

          By:  /s/ Douglas J. Engmann
               Douglas J. Engmann,
               President

MDNH TRADING, INC.

By:  /s/ Douglas J. Engmann,
     President

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